Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FOURTH QUARTER AND FISCAL 2015 EARNINGS RESULTS

FORT WORTH, Texas, (March 10, 2016) - Hallmark Financial Services, Inc. (NASDAQ: HALL) 2015 Fourth Quarter and Full Year earnings highlights:

•	4th quarter net income of $0.18 per diluted share vs. $0.19 in 2014
•	Full year net income of $1.13 per diluted share vs. $0.69 in 2014
•	Net combined ratio improved to 95.5% for 4th quarter 2015 and 90.9% excluding catastrophe losses
•	Net combined ratio improved to 93.9% for full year 2015 and 91.3% excluding catastrophe losses
•	Net premiums written were down 2% for the 4th Quarter and up 10% for the full year

“Our net income increased by over 60% from the prior year. In looking back at 2015, Hallmark has become an even more focused specialty property & casualty insurer. Actions taken across the portfolio, such as eliminating ancillary homeowners and dwelling business in our Personal Segment, selling our non-core workers’ compensation book of business and developing several new product and business initiatives in our highly profitable Specialty Commercial Segment, are having the desired impact on our bottom line. Although the market continues to be challenging, Hallmark is well positioned in our targeted niche specialty segments for continued profitable growth,” said Naveen Anand, President and Chief Executive Officer.

“Our Specialty and Standard Commercial Segments both produced good results and improved from the prior year. Our Personal Segment, which is primarily non-standard auto, continued to see an uptick in both frequency and severity from automobile losses for the year. We are aggressively addressing the issues in this segment by continuing to increase rates and implementing improved capabilities in terms of risk selection and segmentation. The early results appear positive.”

“The fourth quarter of 2015 was active in terms of catastrophe losses, driven by hail and tornado activity, that contributed nearly 5 points to the quarter’s net combined ratio. The exposure management practices that we’ve implemented over the last few years are having the desired impact, despite one of the most active years for severe convective storms in Texas,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $13.72 as of December 31, 2015, an increase of 5% over the prior year end. Total cash and investments have increased 8% year over year to $701.8 million, or $36.75 per share. Cash flow from operations was $52.9 million for fiscal 2015 and our cash balances (including restricted cash) totaled $123.0 million as of December 31, 2015.”

Fourth Quarter
	2015	2014	% Change
	($ in thousands, unaudited)
Gross premiums written	123,515	109,973	12%
Net premiums written	82,341	83,703	-2%
Net premiums earned	85,503	83,447	2%
Investment income, net of expenses	3,918	3,244	21%
Net realized gains (losses)	(1,185)	256	nm
Total revenues	90,071	88,004	2%
Net income	3,446	3,767	-9%
Net income per share - basic	$0.18	$0.20	-10%
Net income per share - diluted	$0.18	$0.19	-5%
Book value per share	$13.72	$13.11	5%
Cash flow from operations	9,835	11,974	-18%

Fiscal Year
	2015	2014	% Change
	($ in thousands)
Gross premiums written	514,223	473,218	9%
Net premiums written	356,944	324,352	10%
Net premiums earned	349,081	321,217	9%
Investment income, net of expenses	13,969	12,383	13%
Net realized gains	2,503	134	1768%
Total revenues	372,402	337,366	10%
Net income	21,863	13,429	63%
Net income per share - basic	$1.14	$0.70	63%
Net income per share - diluted	$1.13	$0.69	64%
Book value per share	$13.72	$13.11	5%
Cash flow from operations	52,936	33,684	57%

Fourth Quarter 2015 Commentary

Hallmark reported net income of $3.4 million and $21.9 million for the three months and fiscal year ended December 31, 2015 as compared to net income of $3.8 million and $13.4 million for the same periods the prior year. On a diluted basis per share, the Company reported net income of $0.18 per share and $1.13 per share for the three months and fiscal year ended December 31, 2015, as compared to net income of $0.19 per share and $0.69 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 68.2% and 65.9% for the three months and fiscal year ended December 31, 2015, as compared to 65.0% and 65.4% for the same periods the prior year. Hallmark's net expense ratio was 27.3% and 28.0% for the three months and fiscal year ended December 31, 2015 as compared to 30.9% and 30.5% for the same periods the prior year. Hallmark’s net combined ratio was 95.5% and 93.9% for the three months and fiscal year ended December 31, 2015 as compared to 95.9% and 95.9% for the same periods the prior year.

During the three months and fiscal year ended December 31, 2015, Hallmark’s total revenues were $90.1 million and $372.4 million, representing an increase of 2% and 10%, respectively, from the $88.0 million and $337.4 million in total revenues for the same periods of 2014. For fiscal 2015, the increase in revenue was primarily attributable to higher net earned premiums, higher net investment income, higher gains on investments of $5.8 million for 2015 as compared to $0.4 million for 2014 (partially offset by higher other-than-temporary impairments of $3.3 million for 2015 as compared to $0.3 million for 2014) and lower adverse profit share commission adjustments in the Standard Commercial Segment. The increased net earned premiums were primarily attributable to increased retained premium under a renewed quota share reinsurance agreement effective October 1, 2014 in the Personal Segment and increased premium production in both the Personal Segment and the MGA Commercial Products operating unit.

The increase in revenue for the three months and fiscal year ended December 31, 2015 was partially offset by increased loss and loss adjustment expenses of $4.1 million and $20.1 million, respectively, as compared to the same periods in 2014. The increase in loss and LAE for fiscal 2015 was primarily the result of an increase in retained losses in the Personal Segment under the renewed quota share reinsurance agreement. During the fiscal years ended December 31, 2015 and 2014, the Company recorded favorable prior year net loss reserve development of $7.0 million and $5.2 million, respectively. Also partially offsetting the increased revenue was increased other operating expenses due mostly to higher production related expenses in the Personal Segment due to the impact of the change in terms of the quota share reinsurance agreement and increased salary and related expenses in the Specialty Commercial and Corporate Segments.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles and Atlanta. Hallmark markets, underwrites and services approximately half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Dec. 31	Dec. 31
ASSETS	2015	2014
Investments:
Debt securities, available-for-sale, at fair value (cost: $538,629 in 2015 and $450,770 in 2014)	$531,325	$450,785
Equity securities, available-for-sale, at fair value (cost: $24,951 in 2015 and $25,360 in 2014)	47,504	56,444
Total investments	578,829	507,229
Cash and cash equivalents	114,446	130,985
Restricted cash	8,522	11,914
Ceded unearned premiums	65,094	53,376
Premiums receivable	83,376	71,003
Accounts receivable	2,005	3,141
Receivable for securities	10,424	932
Reinsurance recoverable	114,287	109,719
Deferred policy acquisition costs	20,366	20,746
Goodwill	44,695	44,695
Intangible assets, net	14,959	17,427
Deferred federal income taxes, net	3,360	-
Federal income tax recoverable	1,779	-
Prepaid expenses	3,213	1,823
Other assets	11,245	7,879
Total Assets	$1,076,600	$980,869
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$-
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	450,878	415,135
Unearned premiums	216,407	196,826
Reinsurance balances payable	33,741	26,403
Pension liability	2,496	2,619
Payable for securities	1,097	1,321
Federal income tax payable	-	968
Deferred federal income taxes, net	-	3,092
Accounts payable and other accrued expenses	23,253	25,766
Total Liabilities	814,574	728,832
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2015 and 2014	3,757	3,757
Additional paid-in capital	123,480	123,194
Retained earnings	141,501	119,638
Accumulated other comprehensive income	7,418	17,801
Treasury stock (1,775,512 shares in 2015 and 1,655,306 shares in 2014), at cost	(14,130)	(12,353)
Total Stockholders’ Equity	262,026	252,037
Total Liabilities & Stockholders' Equity	$1,076,600	$980,869

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Fiscal Year Ended
($ in thousands, except share amounts)	December 31		December 31
	2015	2014	2015	2014
Gross premiums written	$123,515	$109,973	$514,223	$473,218
Ceded premiums written	(41,174)	(26,270)	(157,279)	(148,866)
Net premiums written	82,341	83,703	356,944	324,352
Change in unearned premiums	3,162	(256)	(7,863)	(3,135)
Net premiums earned	85,503	83,447	349,081	321,217

Investment income, net of expenses	3,918	3,244	13,969	12,383
Net realized gains (losses)	(1,185)	256	2,503	134
Finance charges	1,552	1,212	5,952	5,279
Commission and fees	254	(166)	213	(1,694)
Other income	29	11	684	47
Total revenues	90,071	88,004	372,402	337,366

Losses and loss adjustment expenses	58,329	54,274	230,149	210,055
Operating expenses	25,175	26,372	103,993	101,427
Interest expense	863	1,141	3,906	4,576
Amortization of intangible assets	617	617	2,468	2,526
Total expenses	84,984	82,404	340,516	318,584

Income before tax	5,087	5,600	31,886	18,782
Income tax expense	1,641	1,833	10,023	5,353
Net income	$3,446	$3,767	$21,863	$13,429

Net income per share:
Basic	$0.18	$0.20	$1.14	$0.70
Diluted	$0.18	$0.19	$1.13	$0.69

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Dec. 31 (unaudited)

	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Gross premiums written	$18,182	$20,202	$87,947	$75,932	$17,386	$13,839	$-	$-	$123,515	$109,973
Ceded premiums written	(2,617)	(1,897)	(30,471)	(18,649)	(8,086)	(5,724)	-	-	(41,174)	(26,270)
Net premiums written	15,565	18,305	57,476	57,283	9,300	8,115	-	-	82,341	83,703
Change in unearned premiums	1,243	1,343	582	2,251	1,337	(3,850)	-	-	3,162	(256)
Net premiums earned	16,808	19,648	58,058	59,534	10,637	4,265	-	-	85,503	83,447

Total revenues	17,923	20,797	61,840	62,753	12,442	5,705	(2,134)	(1,251)	90,071	88,004

Losses and loss adjustment expenses	13,133	9,633	35,496	40,934	9,700	3,707	-	-	58,329	54,274

Pre-tax income (loss)	(560)	4,277	11,538	7,195	(289)	(690)	(5,602)	(5,182)	5,087	5,600

Net loss ratio (1)	78.1%	49.0%	61.1%	68.8%	91.2%	86.9%			68.2%	65.0%
Net expense ratio (1)	32.5%	35.3%	25.4%	25.0%	17.7%	39.5%			27.3%	30.9%
Net combined ratio (1)	110.6%	84.3%	86.5%	93.8%	108.9%	126.4%			95.5%	95.9%

Favorable (Unfavorable) Prior Year Development	2,697	1,186	295	(1,121)	(601)	(221)	-	-	2,391	(156)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Fiscal Year Ended Dec. 31 (unaudited)

	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Gross premiums written	$81,892	$84,679	$351,050	$324,547	$81,281	$63,992	$-	$-	$514,223	$473,218
Ceded premiums written	(10,795)	(7,767)	(109,275)	(93,909)	(37,209)	(47,190)	-	-	(157,279)	(148,866)
Net premiums written	71,097	76,912	241,775	230,638	44,072	16,802	-	-	356,944	324,352
Change in unearned premiums	1,516	1,399	(4,135)	(1,815)	(5,244)	(2,719)	-	-	(7,863)	(3,135)
Net premiums earned	72,613	78,311	237,640	228,823	38,828	14,083	-	-	349,081	321,217

Total revenues	76,864	81,464	249,910	241,920	45,538	20,404	90	(6,422)	372,402	337,366

Losses and loss adjustment expenses	47,071	51,130	148,664	149,961	34,414	8,964	-	-	230,149	210,055

Pre-tax income (loss)	6,687	4,595	40,277	34,237	(885)	1,226	(14,193)	(21,276)	31,886	18,782

Net loss ratio (1)	64.8%	65.3%	62.6%	65.5%	88.6%	63.7%			65.9%	65.4%
Net expense ratio (1)	32.6%	33.3%	25.6%	25.6%	19.0%	43.3%			28.0%	30.5%
Net combined ratio (1)	97.4%	98.6%	88.2%	91.1%	107.6%	107.0%			93.9%	95.9%

Favorable (Unfavorable) Prior Year Development	7,416	6,033	2,147	(3,721)	(2,610)	2,891	-	-	6,953	5,203

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.